Exhibit (k)(2)

ADMINISTRATION AND FUND ACCOUNTING SERVICES AGREEMENT

Between

Each BlackRock Management Investment Company Listed in Schedule A

And

State Street Bank and Trust Company

Dated as of December 31, 2018

TABLE OF CONTENTS

(continued)

SCHEDULE A	LISTING OF FUNDS AND PORTFOLIOS

SCHEDULE B	LIST OF SERVICES

SCHEDULE B1	FUND ADMINISTRATION TREASURY SERVICES

SCHEDULE B2	FUND ADMINISTRATION TAX SERVICES

SCHEDULE B5	FUND ADMINISTRATION MONEY MARKET FUND SERVICES

SCHEDULE B6	FUND ADMINISTRATION FORM N-PORT AND FORM N-CEN SUPPORT SERVICES

SCHEDULE B7	FUND ACCOUNTING SERVICES

ADMINISTRATION AND FUND ACCOUNTING SERVICES AGREEMENT

This Administration and Fund Accounting Services Agreement (“Agreement”) dated and effective as of December 31, 2018, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each management investment company identified on Schedule A hereto, together with each management investment company which becomes a party to this Agreement in accordance with the terms hereof (each a “Fund” and collectively, the “Funds”).

WHEREAS, each Fund is, unless otherwise noted, an open-end or closed-end, management investment company, and may be currently comprised of different series (each, a “Portfolio” and collectively, the “Portfolios”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and in most instances, the Securities Act of 1933, as amended (“1933 Act”); and

WHEREAS, each Fund desires to retain the Administrator to furnish certain administrative services to the Funds, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

Each Fund hereby appoints the Administrator to act as administrator to such Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

Certain Funds currently consist of the Portfolios as listed in Schedule A to this Agreement. In the event that a Fund establishes one or more additional Portfolio(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Fund shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Portfolio(s) shall become subject to the provisions of this Agreement to the same extent as the existing Portfolios, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Portfolio in writing by the Fund and the Administrator at the time of the addition of such Portfolio.

2.	DELIVERY OF DOCUMENTS

Each Fund has or will promptly deliver, or make available electronically, to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Fund’s Charter Documents (“Governing Documents”);

b.

The Fund’s currently effective Registration Statement under the 1933 Act (if applicable) and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Portfolio(s) and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the Board of Directors/Trustees of each Fund (the “Board”) certified by such Fund’s Secretary authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between each Fund, on behalf of itself or each Portfolio, and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Funds that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.

No legal or administrative proceedings have been instituted or threatened which would have a material effect on the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Each Fund represents and warrants to the Administrator that:

a.	It is a corporation, business trust or statutory trust, as the case may be, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.

A Registration Statement has been filed and, with respect to Funds that are open-end management investment companies, will be effective and remain effective during the term of this Agreement. Each Fund also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

e.	No legal or administrative proceedings have been instituted or threatened which would have a material effect on a Fund’s ability to perform its duties and obligations under this Agreement;

f.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Funds or any law or regulation applicable to it; and

g.

Where information provided by the Funds or the Funds’ shareholders includes information about an identifiable individual (“Personal Information”), each Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. Each Fund acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Funds, including the United States, solely in connection with the performance of the services set out in this Agreement and that information relating to the Funds, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Funds for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Funds and, in each case where appropriate, the review and comment by the Funds’ independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Funds and the Administrator.

The Administrator shall perform such other services for the Funds that are mutually agreed to in writing by the parties from time to time, for which the Funds will pay such fees as may be mutually agreed upon in writing, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement, unless otherwise modified in writing.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	COMPENSATION OF ADMINISTRATOR; EXPENSE REIMBURSEMENT; FUND EXPENSES

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Funds on behalf of each applicable Portfolio and the Administrator.

The Funds agree to promptly reimburse, or cause to be reimbursed, the Administrator for any equipment and supplies specially ordered by or for the Funds through the Administrator and for any other reasonable expenses not contemplated by this Agreement that the Administrator may incur on the Funds’ behalf at the Funds’ request or with the Funds’ consent.

Each Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Fund expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement, as applicable); cost of any services contracted for by the Funds directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director/trustee or employee of the Funds; costs of Preparation, printing, distribution and mailing, as applicable, of the Funds’ Registration Statements and any amendments and supplements thereto; printing, distribution and mailing of shareholder reports; cost of Preparation and filing of the Funds’ tax returns, Form N-1A, Form N-2, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Portfolio(s)’ net asset value.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Funds or his or her designee for instructions or the independent accountants for the Funds, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon reasonable advice of reputable counsel (who may be counsel for the Funds) on all matters, and shall be without liability for any action reasonably taken or omitted in good faith pursuant to such advice; provided, however, that with respect to the reliance of such reasonable advice and performance of any action or omission of any action upon such advice, the Administrator shall be required to conform to the standard of care set forth in Section 8. The Administrator and the applicable Funds shall mutually agree as to which entity will bear the cost of such advice of counsel.

Subject to the standard of care set forth in Section 8, the Administrator shall not be liable, and shall be indemnified by the Funds, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). The Administrator shall provide written confirmation of receipt of such notice promptly after receipt.

Pursuant to other agreements (the “Other State Street Agreements”) now or at any time in effect between a Fund (or its investment manager or investment advisor, on its behalf) and the Administrator or its affiliates (“Affiliates”) in any capacity other than as the Administrator hereunder (in such other capacities, the “Bank”), the Bank may be in possession of certain information and data relating to a Fund and/or a Portfolio that is necessary to provide the Services, including the Services described in Schedule B6. The Funds hereby acknowledge and agree that this Section 7 of the Agreement serves as its consent and instruction for itself and on behalf of each Fund/Portfolio under and pursuant to such Other State Street Agreements for the Bank to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Administrator, Funds and Portfolios information such as net asset values and information relating to the net assets of the Funds/Portfolios, holdings and liquidity reports, market value and other information and data related to the Funds/Portfolios that is necessary to provide the Services and subject to Section 9 hereof.

8.	STANDARD OF CARE; LIMITATION OF LIABILITY AND INDEMNIFICATION

In carrying out the provisions of this Agreement, the Administrator shall act (i) with reasonable care and diligence and in good faith, (ii) without negligence, fraud, willful misconduct, willful omission or bad faith, and at least at the same standard of care as the Administrator provides for itself and its Affiliates with respect to similar services, and (iii) with the level of skill and care which would be expected from a reasonably skilled and experienced professional provider of services similar to the services provided under this Agreement. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless and to the extent that the Administrator fails to exercise such standard of care. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Funds insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Funds by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Funds. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. Except as may otherwise be agreed to by the parties, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Funds under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Funds including, but not limited to, any liability relating to qualification of the Funds as a regulated investment company or any liability relating to the Funds’ compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.

Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Fund severally and not jointly shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Funds or upon reasonable reliance on information or records given or made by the Funds or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its agents, delegates, officers or employees in cases of its or their own negligence, fraud, willful misconduct, willful omission or bad faith.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents, delegates or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, or (c) where the party seeking to disclose has received the prior written consent of the party providing the information. Notwithstanding the foregoing, the Receiving Party shall be permitted to disclose any confidential information provided under this Agreement by the Disclosing Party (i) to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process or (ii) as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), provided that the Receiving Party take reasonable steps to otherwise maintain the confidential nature of such information.

10.	USE OF DATA

(a)    In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its Affiliates) may collect and store information regarding the Funds or Portfolios (“Fund Information”) and share such Fund Information with its Affiliates, agents, delegates and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Funds and the Administrator or any of its Affiliates and (ii) to carry out the internal management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance.

(b)    Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent, delegate or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Funds shall at all times remain the property of the Funds, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Funds pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Funds, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Funds by state or federal regulatory agencies, to produce the records of the Funds or the Administrator’s personnel as witnesses or deponents, the Funds agrees to pay the Administrator for the Administrator’s reasonable time and expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production. The Administrator shall, to the extent permitted by law, provide notice to the applicable Fund promptly after receipt of any request for records by an entity other than such Fund. Upon request, the Administrator shall provide the applicable Fund with an update on the fees and expenses incurred in responding to any such requests for records.

12.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Funds from time to time, have no authority to act or represent the Funds in any way or otherwise be deemed an agent of the Funds.

13.	EFFECTIVE PERIOD AND TERMINATION

(a)

Term. This Agreement shall remain in full force and effect for an initial term ending one (1) year from the effective date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms. Following the Initial Term, this Agreement may be terminated by any Fund or Portfolio upon no less than ninety (90) days’ prior written notice to the Administrator, or by the Administrator upon no less than 180 days’ prior written notice to the applicable Fund or Portfolio.

(b)

Termination. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either failed to cure or failed to establish a remedial plan to cure that is reasonably acceptable, in each case within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.

(c)

Payments Owing to the Administrator. Upon termination of this Agreement pursuant to Section 13(a) or 13(b) with respect to the Funds or any Portfolio, the Funds or applicable Portfolio shall pay Administrator its compensation due as of the date of such termination and shall reimburse Administrator for its costs, expenses and disbursements. In the event of: (i) the Funds’ termination of this Agreement with respect to the Funds or their Portfolio(s) in any manner other than as set forth in Section 13(a) and 13(b) or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Funds or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall pay the Administrator any compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Administrator with respect to the Fund or Portfolio) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Funds’ or such Portfolio’s records as set forth herein.

(d)

Exclusions. For the avoidance of doubt, no full term payment will be required pursuant to clause (ii) of Section 13(c) in the event of any transaction such as (i) the liquidation or dissolution of the Funds or a Portfolio and distribution of the Funds’ or such Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Funds or such Portfolio is no longer viable or that the liquidation is in the best interest of the Funds or such Portfolio, (ii) a merger of the Funds or a Portfolio into, or the consolidation of the Funds or a Portfolio with, another entity, or (iii) the sale by the Funds or a Portfolio of all, or substantially all, of the Funds’ or Portfolio’s assets to another entity, in each of (ii) and (iii) where the applicable Funds provide ninety (90) days’ prior written notice in advance of the closing date of any such transactions.

(e)

Effect of Termination. Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to the Funds or any other Portfolio.

14.	DELEGATION

The Administrator shall retain the right to employ its Affiliates to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of any Fund. The Administrator may employ other agents, subcontractors, consultants and other third parties (each a “Delegate”) to provide the services stated herein to the Funds upon the prior written consent of the Funds. The Administrator shall be responsible for the acts and omissions of any such Delegate or Affiliate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates and Affiliates. Notwithstanding the foregoing, in no event shall the term Delegate include consultants, authorized data sources, suppliers of Administrator’s third party technology, providers of market infrastructure, and other non-affiliated entities that provide similar assistance to the Administrator in the performance of its duties under this Agreement, and the Administrator shall have no liability for their acts or omissions except as otherwise expressly provided elsewhere in this Agreement.

15.	INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Administrator and the Funds on behalf of each of the Portfolios, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Funds’ Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Funds:

C/O BLACKROCK ADVISORS, LLC

100 Bellevue Parkway

Wilmington, DE 19809-3700

Attention: Neal Andrews

Telephone: 302-797-6179

If to the Administrator:

100 Summer Street

Boston, MA 02110

Attention: Anthony Ostler

Telephone: 617-664-9797

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02111

Attention: Senior Vice President and Senior Managing Counsel

17.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	ASSIGNMENT

This Agreement may not be assigned by (a) the Funds without the written consent of the Administrator or (b) the Administrator without the written consent of the Funds. Notwithstanding the foregoing, the Administrator may assign this Agreement to a successor of all or a substantial portion of its business or to an Affiliate of the Administrator upon ninety (90) days’ written notice to the Fund.

19.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Funds and the Administrator and their respective successors and permitted assigns.

20.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws rules.

25.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	LIMITATION ON LIABILITY OF TRUSTEES

In relation to each Fund which is a business trust, this Agreement is executed and made by the Trustees of the Fund not individually, but as trustees under the Declarations of Trust of the Fund and the obligations of this Agreement are not binding upon any of such Trustees or upon any of the shareholders of the Fund individually, but bind only the trust estate of the Fund.

27.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON SCHEDULE A HERETO

By:	/s/ Neal J. Andrews
Name:	Neal J. Andrews
Title:	Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President